Exhibit 99.1

Oragenics Announces new President, Chief Executive Officer and Member of the Board of Directors

For Immediate Release

Tampa, FL (June 6, 2016) – Oragenics, Inc. (NYSE MKT: OGEN.BC), a leader in the development of novel antibiotics against infectious disease and developing effective treatments for oral mucositis (the “Company”), announced today that effective June 6, 2016, Alan Joslyn, Ph.D. will be the Company’s new President and Chief Executive Officer, as well as serve on the Company’s Board of Directors.

Most recently, Dr. Joslyn was a partner in Lazarus Pharmaceuticals. Prior to that he served as the Chief Executive Officer and Director of several privately held companies including Edusa Pharmaceuticals and Sentinella Pharmaceuticals and prior to that he was the Senior Vice-President Research and Development of Penwest Pharmaceuticals and also held senior drug development positions with Johnson & Johnson.

Dr. Frederick Telling, the Company’s Chairman said, “As Oragenics opens this new chapter, the Board and I are confident that Dr. Joslyn is the right person to lead the company forward.” Dr. Telling continued “He has a proven ability to create strategic clarity, drive innovation and ensure disciplined execution as well as a depth of experience from serving a large pharmaceutical company and smaller research oriented companies, with particular experience in gastrointestinal disease and lantibiotics. We believe that his passion for technology will help ensure that Oragenics continues to strive to deliver innovations that have a positive impact on people’s lives.”

Dr. Joslyn said “I am honored to have been asked to take this role, and excited about the possibilities that lie in our future, Oragenics is positioned to tap new opportunities during this time of change. I look forward to working with the Board of Directors and the entire Oragenics management team as we embark on this exciting journey.”

About Oragenics, Inc.

Oragenics, Inc. is focused on becoming the world leader in novel antibiotics against infectious disease and treatments for oral mucositis. Oragenics, Inc. has established an exclusive worldwide channel collaboration for lantibiotics, a novel class of broad spectrum antibiotics, with Intrexon Corporation Inc., a synthetic biology company. The collaboration will allow Oragenics access to Intrexon’s proprietary technologies with the idea of accelerating the development of much needed new antibiotics that will work against resistant strains of bacteria.

For more information about Oragenics, visit www.oragenics.com. Follow Oragenics on Facebook and Twitter.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those described in the filings of Intrexon and Oragenics with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics Corporate Contact Michael Sullivan Chief Financial Officer Oragenics, Inc. 4902 Eisenhower Drive, Suite 125 Tampa, FL 33634 Tel: 813-286-7900 msullivan@oragenics.com	Investor / Media Contacts David Burke The Ruth Group Tel: 646-536-7009 dburke@theruthgroup.com